PRESS RELEASE

Nittany Financial Corp.        Subject: Cash Dividend

                               Contact: Samuel J. Malizia, Chairman of the Board
                                        David Z. Richards, Jr., President & CEO
                                        116 E. College Ave.
                                        State College, PA 16801
                                        (814) 238-5724

                               Date:    May 20, 2005

FOR IMMEDIATE RELEASE


                             NITTANY FINANCIAL CORP.
                             ANNOUNCES CASH DIVIDEND

         State College, Pennsylvania--May 20, 2005--Samuel J. Malizia, Chairman of the Board of Nittany Financial Corp. (the "Company") (OTC Bulletin Board:
NTNY), the holding company of Nittany Bank (the "Bank") announced today that the Company's Board of Directors has declared its first semi-annual cash dividend of $.25 per share to stockholders of record as of June 6, 2005. The Company expects to pay the cash dividend on June 30, 2005. This is the Company's first cash dividend since opening for business in 1998.

         President David Z. Richards stated, "The cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay such a dividend semi-annually. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings and capital requirements of the Company and the Bank."

         Nittany Bank is a federally chartered bank which conducts its business from its four offices in State College, Pennsylvania and one branch office in Bellefonte, Pennsylvania. At May 19, 2005, the Company had total assets and stockholders' equity of approximately $311 million and $23 million, respectively. The Company's common stock is traded on the OTC Bulletin Board under the symbol "NTNY."